UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 04, 2003

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On December 04, 2003 YUM! Brands, Inc. issued a press release reporting Period 12 sales for its portfolio of International and U.S. businesses and discussing its 2004 earnings expectations as well as reconfirming its 2003 EPS before special items of at least $2.03; reported EPS of at least $1.94.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99      Press release dated December 04, 2003 from YUM! Brands, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: December 04, 2003	/s/ Gregory N. Moore Senior Vice President and Controller (Principal Accounting Officer)

YUM! Brands Inc. To Host Annual Conference for Investors and Analysts.

The Company
-	Confirms 2003 EPS before special items of at least $2.03; reported EPS of at least $1.94.
-	Expects at least 10% growth in 2004 EPS before special items, to at least $2.23.
-	Reports Period 12 estimated international system sales increased 19% in U.S. dollars or 10% prior to conversion to U.S. dollars.
-	Reports Period 12 estimated U.S. blended same-store sales at company restaurants increased 2% versus last year.

LOUISVILLE, KY (December 4, 2003) - Yum! Brands Inc. (NYSE: YUM) will host its Annual Conference for Investors and Analysts Wednesday, December 10, 2003, in New York. The company will present comprehensive updates on its business strategies and discuss its financial growth outlook for the next three years.

“We look forward to sharing the progress we have made executing against each of our three key strategies: running great restaurants, continuing profitable international growth and multibranding great brands. We are confident we can continue to grow EPS at least 10% each year by executing our unique strategies and maintaining our financial focus and discipline. Additionally, we expect to retain our category-leading return on invested capital,” said David Novak, Chairman and Chief Executive Officer.

For full-year 2003, the company confirms earnings expectations of at least 11% growth in earnings per share, or at least $2.03 before special items and reported EPS of at least $1.94.

Full-Year 2004 Forecast

For 2004, the company expects

  EPS before special items of at least $2.23.
  Worldwide revenue growth of +4% to +5%: international, +10%; and U.S., +1% to +3%.
  Worldwide system-sales growth of +4% to +5%. International system-sales growth of +7% (local currency basis); average international system-sales growth is +7% since 1997 on a local currency basis. U.S. system-sales growth of +1% to +3%.
  U.S. blended same-store-sales growth at company restaurants in a range of +1 to +2%. The historical average since 1997 is +1%. One point of U.S. same-store-sales growth is estimated to increase EPS approximately $0.05 to $0.06, assuming normal margins.
  Over 1,400 new system restaurants to be opened worldwide, including over 1,000 new international restaurants. International net-restaurant expansion is expected to be at least +5%. Since 1997, international net-restaurant expansion has been +5%. U.S. net-restaurant expansion is expected to be slightly positive.
  Over 500 gross U.S. system multibrand restaurant additions, including conversions of existing restaurants, rebuilds, and new-builds.
  Continued growth in franchise fees of +4% to +5% resulting from worldwide restaurant expansion and same-store-sales growth. Refranchising, as it occurs, will add further growth. Historically, franchise fees have grown +8% on average per year since 1997 resulting from worldwide restaurant expansion, same-store sales growth, and the impact of refranchising.

  Restaurant margin flat to +0.3 percentage points versus 2003. International margin is expected to be up slightly versus 2003 and U.S. margin is expected to improve +0.3 percentage points.
  General and administrative costs (G&A) will increase versus 2003 approximately $25 million, or 5%, primarily driven by increased international spending to support profitable expansion and higher worldwide salary and pension expense. Franchise and license expense will be down slightly. The total of G&A and franchise and license expense for full-year 2003 is expected to be approximately equal to 1997.
  Interest expense will be down approximately $10 million versus 2003.
  Facility actions will include $40 to $45 million of closure and impairment charges, up slightly versus 2003. Refranchising gains will be about break even, comparable to the 2003 full-year forecast.
  Based on current foreign currency rates, the company expects a benefit of $5 to $10 million from foreign currency conversion on operating profit. The Chinese renminbi, British pound sterling, Australian dollar, Korean won, Japanese yen, Canadian dollar, and Mexican peso are important currencies in the company’s international business.
  Effective tax rate of 31% to 32%, up slightly versus 2003. This rate would be prior to any special items.
  Average shares outstanding to be in a range of 302 to 307 million shares. This includes fourth-quarter 2003 to-date purchases of approximately 3 million shares as of December 3, 2003, and continuing share repurchases balance of year and during 2004. As recently announced on November 21, 2003, the Board approved an additional $300 million share repurchase program.
  Return on invested capital to remain at about 18%.
  Capital expenditures, including franchise restaurant acquisitions, are expected to be about $770 million. Pretax refranchising proceeds are expected to be approximately $100 million resulting in “net” capital of $670 million being invested in the business.

Over the next three years, the company expects earnings per share to grow at least 10% each year with continued execution of its three key strategies noted above.

First Quarter 2004 Forecast

For the first quarter 2004, the company is expecting EPS of at least $0.43, or at least 10% growth versus first-quarter 2003. No special items affecting reported EPS are currently expected for the first quarter.

Please note: Going forward, the company will provide quarterly guidance only with respect to earnings per share. During 2004 the company will provide additional guidance for other items only when there is a material change to the full-year expectations noted above. Otherwise these expectations for full-year 2004 remain in effect.

Period 12 SALES

Period 12 estimated International system sales increased 10% prior to foreign currency conversion or 19% after conversion to U.S. dollars. Estimated U.S. blended same-store sales at company restaurants increased 2% versus last year for the comparable four-week period ended November 29, 2003 (Period 12).

International System Sales Growth (Estimated)

	Current Year Reported (U.S.$)	Current Year Local Currency Basis	Prior Year Local Currency Basis
Period 12	+19%	+10%	+7%

Q4 to Date	+16%	+9%	+7%

U.S. Company Same-Store Sales Growth (Estimated)

	Period 12	Prior Year	Q4 to Date	Prior Year
U.S. BLENDED	+2%	+1%	+1%	Even

Taco Bell	+3%	+6%	+3%	+3%

Pizza Hut	+1%	+1%	(1)%	+3%

KFC	+1%	(4)%	Even	(7)%

Sales results for Period 13 (the four-week period ending December 27, 2003), will be released January 6, 2004, before market hours.

U.S. same-store sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver’s and A&W Restaurants are not included. U.S. franchise and systemwide same-store-sales results are reported quarterly within the company’s earnings release and include only KFC, Pizza Hut and Taco Bell Restaurants.

International system-sales growth includes total sales from all international restaurants regardless of ownership, including company-owned, franchise, license, and joint-venture restaurants. Currently there are approximately 12,000 international system restaurants in over 100 countries and territories outside the United States. Sales of international franchise, joint-venture and license restaurants generate franchise and license fees for us (typically at a rate of 4% to 6% of sales). Franchise, joint-venture and license restaurant sales are not included in the company sales we present on our Consolidated Statements of Income in accordance with U.S. GAAP; however, the fees are included in the company’s revenues. We believe international system-sales growth is useful to investors as a significant indicator of our company’s market share relative to competitors and the overall strength of our brands in the market place. The international business period close is one period prior to the company’s period-end date to facilitate consolidated reporting. Please refer to the reporting calendar posted on Yum! Brands’ Web site at the following URL: http://investors.yum.com/ireye/ir_site.zhtml?ticker=YUM&script=1000.

Conference Details

The Annual Conference for Investors and Analysts will be held from approximately 8:00 a.m. to 1:00 p.m. Eastern Standard Time (EST) at the St. Regis Hotel in New York City. All participants must be preregistered to attend.

If you have questions, call Yum! Brands Investor Relations at 888/298-6986.

2004 Forecast Charts and Graphs Posted on Web Site

Forecast charts and graphs supporting the 2004 detailed guidance conveyed in this release can be accessed on the company’s Web site, www.yum.com/investors, by 5:00 p.m. EST, Friday, December 5, 2003.

Conference Webcast Information

Yum! Brands will webcast the company’s Annual Conference for Investors and Analysts, beginning at 8:30 a.m. EST, Wednesday, December 10, 2003. Interested parties can access the webcast by logging on to www.yum.com and clicking on the link provided.

Conference Presentation Available

A copy of the Annual Conference for Investors and Analysts presentation will be available on the Company’s Web site, www.yum.com/investors, after 8:00 a.m. EST, Wednesday, December 10, 2003.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; severe weather conditions; effects of legal claims; changes in effective tax rates; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system units with approximately 33,000 restaurants in more than 100 countries and territories. Four of the company’s restaurant brands - KFC, Pizza Hut, Taco Bell and Long John Silver’s - are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver’s brands. The company and its franchisees today operate over 2,000 multibrand restaurants. Outside the United States in 2002, the Yum! Brands’ system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands, Inc., from Tricon Global Restaurants, Inc., to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. In 2003 the company was recognized in Fortune Magazine’s top 50 “Best Companies for Minorities,” claiming the number-one spot for “managerial diversity.”

Analysts and shareholders are invited to contact

Tim Jerzyk, Vice President Investor Relations, 888/298-6986

Individual shareholders are invited to contact

Lynn Schweinfurth, Director Investor Relations, 888/298-6986

Members of the media are invited to contact

Amy Sherwood, Vice President Public Relations, 502/874-8200